Exhibit 99.1

News Release

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER 2015

Purion Market Share Gains as Customer Base Expands

BEVERLY, Mass. — August 4, 2015—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the second quarter ended June 30, 2015. Recent highlights include:

•                  Revenues of $78.4 million, a 7% increase over the first quarter.

•                  Operating profit of $7.2 million, a 108.5% increase over the first quarter.

•                  Improved gross margin to 34.6% from 31.9% in the first quarter.

•                  Increased cash and cash equivalents to $78.1 million from $74.5 million in the first quarter.

The Company reported second quarter revenue of $78.4 million, compared to $73.3 million for the first quarter of 2015. Operating profit for the quarter was $7.2 million, compared to $3.4 million for the first quarter. Net income for the quarter was $5.9 million, or $0.05 per share. This compares to net income for the first quarter of 2015 of $1.9 million, or $0.02 per share. Cash and cash equivalents was $78.1 million at June 30, 2015, compared to $74.5 million on March 31, 2015.

President and CEO Mary Puma said, “Axcelis’ top line continued to grow in the second quarter, driven by steady Purion system sales and a robust service business. In particular, the Purion H continues to gain market share, and is the fastest growing new product in Axcelis history. Since the start of the year we have doubled the number of Purion H customers, as well as added three new, non-memory Purion XE customers. The success we are seeing with Purion is positioning us well for future revenue and market share growth, as well as stronger earnings and cash flow.”

Business Outlook

For the third quarter ending September 30, 2015, Axcelis expects revenues to be $75-80 million. Gross margin in the third quarter is expected to be approximately 34-35%. Third quarter operating profit is forecasted to be $5-7 million with earnings of $0.03-0.05 per share. Cash and cash equivalents in the third quarter is expected to be approximately $80 million.

Second Quarter 2015 Conference Call

The Company will host a conference call today at 5:00 pm ET to discuss results for the second quarter 2015.

The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis’ website at www.axcelis.com, or by dialing 866.588.8911 (707.294.1561 outside North America).  Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies, and pass code: 77665194. Webcast replays will be available for 30 days following the call.

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the SEC safe harbor provisions. These statements, which include our guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the timing of orders and shipments, the conversion of orders to revenue in any particular quarter, or at all, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 35 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Revenue:
Product	$72,748	$34,795	$140,278	$89,810
Services	5,689	6,355	11,442	12,180
Total revenue	78,437	41,150	151,720	101,990
Cost of Revenue:
Product	46,560	21,021	91,745	54,823
Services	4,703	5,645	9,421	10,943
Total cost of revenue	51,263	26,666	101,166	65,766

Gross profit	27,174	14,484	50,554	36,224

Operating expenses:
Research and development	7,899	8,845	16,098	18,102
Sales and marketing	5,858	5,037	11,486	10,513
General and administrative	6,231	6,494	12,332	12,975
Restructuring charges	8	160	18	360
Total operating expenses	19,996	20,536	39,934	41,950

Income (loss) from operations	7,178	(6,052)	10,620	(5,726)

Other (expense) income:
Interest income	6	2	9	4
Interest expense	(1,310)	(257)	(2,353)	(508)
Other, net	49	(362)	(384)	(70)
Total other expense	(1,255)	(617)	(2,728)	(574)

Income (loss) before income taxes	5,923	(6,669)	7,892	(6,300)

Income tax provision	40	231	141	426

Net income (loss)	$5,883	$(6,900)	$7,751	$(6,726)

Net income (loss) per share
Basic	$0.05	$(0.06)	$0.07	$(0.06)
Diluted	$0.05	$(0.06)	$0.06	$(0.06)

Shares used in computing net income (loss) per share:
Basic weighted average common shares	113,784	111,212	113,470	110,932
Diluted weighted average common shares	120,612	111,212	119,900	110,932

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	June 30,	December 31,
	2015	2014

ASSETS
Cash and cash equivalents	$78,085	$30,753
Accounts receivable, net	42,002	42,794
Inventories, net	122,001	104,063
Prepaid expenses and other assets	23,209	18,755
Property, plant and equipment, net	29,951	30,464
Restricted cash	65	825
Total assets	$295,313	$227,654

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$38,849	$21,605
Accrued compensation	5,262	4,232
Warranty	2,886	1,352
Income taxes	297	196
Deferred revenue	8,884	7,231
Debt	47,586	14,530
Other liabilities	11,159	10,156
Total liabilities	114,923	59,302

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 30,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.001 par value, 300,000 shares authorized; 114,322 shares issued and 114,202 shares outstanding at June 30, 2015; 112,849 shares issued and 112,729 shares outstanding at December 31, 2014	114	113
Additional paid-in capital	523,997	519,068
Treasury stock, at cost, 120 shares at June 30, 2015 and December 31, 2014	(1,218)	(1,218)
Accumulated deficit	(343,136)	(350,887)
Accumulated other comprehensive income	633	1,276
Total stockholders’ equity	180,390	168,352
Total liabilities and stockholders’ equity	$295,313	$227,654